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                                  EXHIBIT G
                            BOARD MEETING MINUTES
                                  OF 12/4/95
                                ACQUISITION OF
                            SUN BROADCASTING, INC.





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                        Minutes of Directors Meeting
                                     Of
                           Tampa Bay Corporation

_______________________________________________________________________

     A meeting of the Board of Directors of Tampa Bay Corporation was held on the 4th day of December, 1995 at 10:00 A.M. at the offices located at 4530 N. 40th Street, in Phoenix, AZ 85018.

     There were present and participating at the meeting Larry Olson, Bill Brin, Allen Stout, and Randy Howard. Jeffrey Taylor was not able to attend due to prior commitments.

     The first item of business was concerning the restructuring of Tampa Sun, Inc. which was incorporated solely for the purpose of a Joint Venture with Sun Broadcasting with CD ROMS of which Tampa Sun, Inc.'s interest is 50% of the Joint Venture. Since the Joint Venture Agreement, Sun Broadcasting has agreed to be acquired by Tampa Bay Corporation as a wholly owned subsidiary. It was also acknowledged that Equity Investors, Inc. has paid to Sun Broadcasting a total of $100,000.00 in behalf of Tampa Sun, Inc. for the joint venture. After a long discussion it was agreed that Tampa Sun, Inc. Be reconstructed as follows: Tampa Bay Corporation will have a 33 1/3% ownership and Equity Investors, Inc. will have 66 2/3% ownership. It was further agreed that all future Joint Ventures with Sun Broadcasting concerning CD ROMS be given exclusively to Tampa Sun, Inc. Equity Investors, Inc. will pay all costs related to Tampa Sun ,Inc.'s Joint Venture commitments. Tampa Sun, Inc. will pay 1/3 of the Joint Ventures revenues to Tampa Bay Corporation and 2/3 to Equity Investors, Inc. net of actual direct production and distribution costs. Upon motion duly made and seconded and unanimously carried with all in favor, it was;

     RESOLVED, that Tampa Bay Corporation reduced its ownership in Tampa Sun, Inc. to 33 1/3% and Equity Investors, Inc. will own 66 2/3% ownership in Tampa Sun, Inc. And be it,

     FURTHER RESOLVED, that all future Joint Ventures with Sun Broadcasting concerning CD-ROM's be given exclusively to Tampa Sun. And be it,

     FURTHER RESOLVED, that Tampa Sun, Inc. will pay revenues from the CD ROM Joint Ventures to its shareholders according to their percentage of ownership net of actual direct production and distribution costs. And be it,

     FURTHER RESOLVED, that Equity Investors, Inc. is responsible for all funding of the CD ROM Joint Venture.

                                     E-69

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     The next item of business was concerning the acquisition of Sun
Broadcasting. It was agreed that the company acquire Sun Broadcasting by issuing 2,000,000 shares of its unregistered common stock to Greg McDonald and or his nominees and $1,500,000.00 in cash. The terms of the acquisition are as outlined in the Agreement and Plan of Reorganization and are to be attached and part of these minutes. After a long and thorough discussion and upon motion duly made and seconded and unanimously carried with all in favor, it was;

     RESOLVED, that the Company acquire 100% Sun Broadcasting by issuing 2,000,000 shares of its unregistered common stock and $1,500,000.00 in cash as per the Agreement and Plan of Reorganization.

     The third item of business to be discussed was concerning the appointment of Melvin Richards as General Manager of Tampa Bay
Corporation/Sun Broadcasting relationship to work closely with Greg McDonald and be the contact between the Board of Directors of Tampa Bay Corporation and Sun Broadcasting. After a short discussion and upon motion duly made, seconded and unanimously carried, it was;

     RESOLVED, That Melvin Richards be appointed as General Manager of Tampa Bay Corporation/Sun Broadcasting relationship to work closely with Greg McDonald and be the contact between the Board of Directors of Tampa Bay and Sun Broadcasting.

     The next item of business was concerning the issuance of Preferred Shares to Equity Investors, Inc., for their part and expenses in bringing together the acquisition of Sun Broadcasting. It was agreed to issue 10,000 shares of Par Value $.25 Preferred Shares with a conversion ration of 25 Common shares to one Preferred Share to each of the following upon a signed and complete Agreement and Plan of Reorganization: Equity Investors, inc., Steve Rosenbaum, Melvin Richards and Allen Stout. Upon motion duly made, seconded and carried with Allen Stout abstaining, it was;

     RESOLVED, that the Company issue 10,000 shares of Par Value $.25 Preferred Shares with a conversion ration of 25 Common shares to one Preferred Share to each of the following upon a signed and complete Agreement and Plan of Reorganization: Equity Investors, Inc., Steve Rosenbaum, Melvin Richards , Allen Stout and/or their nominees.

     The last item of business was concerning the issuance of 25,000 shares of the Company's unregistered common shares to Steve Perry for consideration given for advisory status for Tampa Bay and future growth in products related to his expertise. Upon motion duly made, seconded and unanimously carried out, it was;

     RESOLVED, That the Company issue 25,000 shares of the unregistered common shares to Steve Perry for consideration given for advisory status for Tampa Bay and future growth in products related to his expertise.

                                     E-70

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     There being no further business to be brought before the Board and upon motion duly made and seconded, the meeting was adjourned.



/s/ BILL BRIN                      /s/ ALLEN STOUT
-------------------------------    -------------------------------
Bill Brin, President               Allen Stout, Secretary/Treasurer


/s/ LARRY OLSON                    /s/ RANDY HOWARD
-------------------------------    -------------------------------
Larry Olson, Exec. V.P.            Randy Howard, V.P.



                                     E-71